Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

Gain Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(h)	200,000	(2)	$5.86	(8)	$1,172,000.00	.0000927	$108.64
Equity	Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(c) and 457(h)	600,000	(3)	$3.71	(9)	$2,226,000.00	.0000927	$206.36
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(h)	51,000	(4)	$3.33	(10)	$168,300.00	.0000927	$15.61
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(c) and 457(h)	595,173	(5)	$3.71	(9)	$2,208,091.83	.0000927	$204.70
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(c) and 457(h)	145,838	(6)	$3.71	(9)	$541,058.98	.0000927	$50.16
Equity	Gain Therapeutics, Inc. 2022 Equity Incentive Plan (Common Stock, par value $0.0001 per share)	457(c) and 457(h)	1,007,989	(7)	$3.71	(9)	$3,739,639.19	.0000927	$346.67
Total Offering Amounts							$10,055,090.00		$932.11
Total Fee Offsets									N/A
Net Fee Due									$932.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Gain Therapeutics, Inc. 2021 Inducement Equity Incentive Plan (the “Inducement Plan”) or the Gain Therapeutics, Inc. 2022 Equity Incentive Plan (the “2022 Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Gain Therapeutics, Inc.’s (the “Registrant”) outstanding shares of Common Stock.

(2)	Represents 200,000 shares of Common Stock underlying an outstanding stock option award granted to Matthias Alder on December 23, 2021 as inducement for his acceptance of employment as the Chief Operating Officer of the Registrant pursuant to the Inducement Plan.

(3)	Represents 600,000 shares of Common Stock issuable pursuant to the Inducement Plan to be used for grants to individuals who were not previously employees of the Registrant to induce them to accept employment with the Registrant in accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules.

(4)	Represents 51,000 shares of Common Stock underlying outstanding stock option awards pursuant to the 2022 Incentive Plan.

(5)	Represents 595,173 shares of Common Stock newly authorized for issuance under the 2022 Incentive Plan.

(6)	Represents 145,838 shares of Common Stock remaining available for issuance under the 2020 Plan that are issuable pursuant to the 2022 Incentive Plan.

(7)	Represents 1,007,989 shares of Common Stock subject to outstanding stock options or other stock awards granted under the 2020 Plan that are issuable pursuant to the 2022 Incentive Plan to the extent such awards terminate or expire prior to exercise or settlement, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any.

(8)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee, based on the exercise price of the options granted to Mr. Alder, which is equal to $5.86 per share.

(9)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.71 per share, which is the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on July 12, 2022, rounded up to the nearest cent.

(10)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee, based upon the weighted average exercise price of the outstanding stock option awards pursuant to the 2022 Incentive Plan (rounded up to the nearest cent), which is equal to $3.33 per share.